Exhibit 97
REGIONS FINANCIAL CORPORATION
FINANCIAL RESTATEMENT COMPENSATION RECOUPMENT POLICY

        This Regions Financial Corporation Financial Restatement Compensation Recoupment Policy (the “Policy”) was initially adopted by the Compensation and Human Resources Committee of the Board of Directors (the “Board”) of Regions Financial Corporation on October 17, 2023, and then was adopted and approved by the Committee on October 15, 2024, as amended and restated. This Policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws in accordance with the terms and conditions set forth herein. This Policy is intended to comply with the requirements of Section 10D of the Exchange Act (as defined below) and Section 303A.14 of the NYSE Listed Company Manual. The Policy, as amended and restated, has been adopted and approved by the Committee on October 14, 2025.

1.Definitions. For the purposes of this Policy, the following terms shall have the meanings set forth below.

(a)“Committee” means the Compensation and Human Resources Committee of the Board or any successor committee thereof. If there is no compensation committee of the Board, references herein to the “Committee” shall refer to the Company’s committee of independent directors that is responsible for executive compensation decisions, or in the absence of such a compensation committee, the independent members of the Board.

(b)“Company” means Regions Financial Corporation.

(c)“Company Group” means the Company, together with each of its subsidiaries.

(d)“Covered Compensation” means any Incentive-based Compensation Received by a Covered Executive during the applicable Recoupment Period; provided that:

    (i)     such Covered Compensation was Received by such Covered Executive (A) after the Effective Date, (B) after he or she commenced service as an Executive Officer, and (C) while the Company had a class of securities publicly listed on a U.S. national securities exchange; and

    (ii)     such Covered Executive served as an Executive Officer at any time during the performance period applicable to such Incentive-based Compensation.

(e)“Covered Executive” means any current or former Executive Officer and any other employee of the Company Group designated by the Committee as subject to this Policy from time to time.
(f)“Effective Date” means October 2, 2023.1

(g)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(h)“Executive Officer” means, with respect to the Company, (i) its president, (ii) its principal financial officer, (iii) its principal accounting officer (or if there is no such accounting officer, its controller), (iv) any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), (v) any other officer who performs a policy-making function for the Company (including any officer of the Company Group if they perform policy-making functions for the Company), and (vi) any other person who performs similar policy-making functions for the Company (including any person of the Company Group if they perform policy-making functions for the Company). Policy-making function is not intended to include policy-making functions that are not significant. The determination as to an individual’s status as an Executive Officer shall be
1 October 2, 2023, is the date on which Section 303A.14 of the NYSE Listed Company Manual became effective.

made by the Committee and such determination shall be final, conclusive, and binding on such individual and all other interested persons.

(i)“Financial Reporting Measure” means any (i) measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) stock price measure, or (iii) total shareholder return measure (and any measures that are derived wholly or in part from any measure referenced in clause (i), (ii) or (iii) above). For the avoidance of doubt, any such measure does not need to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to constitute a Financial Reporting Measure.

(j)“Financial Restatement” means a restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws that is required in order to correct:

(i)an error in previously issued financial statements that is material to the previously issued financial statements; or

(ii)     an error that would result in a material misstatement if the error were (A) corrected in the current period or (B) left uncorrected in the current period.

For purposes of this Policy, a Financial Restatement shall not be deemed to occur in the event of a revision of the Company’s financial statements due to an out-of-period adjustment (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period) or a retrospective (1) application of a change in accounting principles; (2) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (3) reclassification due to a discontinued operation; (4) application of a change in reporting entity, such as from a reorganization of entities under common control; or (5) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

(k)“Incentive-based Compensation” means any compensation (including, for the avoidance of doubt, any cash or equity or equity-based compensation, whether deferred or current) that is granted, earned, and/or vested based wholly or in part upon the achievement of a Financial Reporting Measure. For purposes of this Policy, “Incentive-based Compensation” shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive-based Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement or severance plan or agreement or any notional account that is based on Incentive-based Compensation, as well as any earnings accrued thereon, but excluding any tax-qualified retirement plan).

(l)“NYSE” means the New York Stock Exchange, or any successor thereof.

(m)“Received” means when the Financial Reporting Measure applicable to Incentive-based Compensation is attained, even if the payment or grant of such Incentive-based Compensation occurs after the end of the fiscal period. For the avoidance of doubt, Incentive-based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is achieved, even if the Incentive-based Compensation continues to be subject to the service-based vesting.

(n)“Recoupment Period” means the three fiscal years completed immediately preceding the date of any applicable Recoupment Trigger Date. Notwithstanding the foregoing, the Recoupment Period additionally includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year.

(o)“Recoupment Trigger Date” means the earlier of (i) the date that the Board (or a committee thereof or the officer(s) of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement, and (ii) the date on which a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement.

2.Recoupment of Erroneously Awarded Compensation.

(a)In the event of a Financial Restatement, if the amount of any Covered Compensation Received by a Covered Executive (the “Awarded Compensation”) exceeds the amount of such Covered Compensation that would have otherwise been Received by such Covered Executive if calculated based on the Financial Restatement (the “Adjusted Compensation”), the Company shall reasonably promptly recover from such Covered Executive an amount equal to the excess of the Awarded Compensation over the Adjusted Compensation, each calculated on a pre-tax basis (such excess amount, the “Erroneously Awarded Compensation”).

(b) If (i) the Financial Reporting Measure applicable to the relevant Covered Compensation is stock price or total shareholder return (or any measure derived wholly or in part from either of such measures) and (ii) the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the amount of Erroneously Awarded Compensation shall be determined (on a pre-tax basis) based on the Company’s reasonable estimate of the effect of the Financial Restatement on the Company’s stock price or total shareholder return (or the derivative measure thereof) upon which such Covered Compensation was Received and (iii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

(c)For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation is not dependent on (i) if or when the restated financial statements are filed or (ii) any fault of any Covered Executive for the accounting errors or other actions leading to a Financial Restatement.

(d)Notwithstanding anything to the contrary in Sections 2(a) through (c) hereof, the Company shall not be required to recoup Erroneously Awarded Compensation if one of the following conditions is met and the Committee (or a majority of the independent directors serving on the Board) determines that recoupment would be impracticable:

(i)the direct expense paid to a third party to assist in enforcing the recovery of the Erroneously Awarded Compensation under this Policy would exceed the amount of such Erroneously Awarded Compensation to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this Section 2(d), the Company shall have first made a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to make such recovery, and provide that documentation to the NYSE; or

(ii)recovery of the Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(e)The Company shall not indemnify any Covered Executive, directly or indirectly, for any losses that such Covered Executive may incur in connection with the recovery of Erroneously Awarded Compensation pursuant to this Policy, including through the payment of insurance premiums or gross-up payments.

(f)The Committee shall determine, in its sole discretion, the manner and timing in which any Erroneously Awarded Compensation shall be recovered from a Covered Executive in accordance with applicable law, including, without limitation, by (i) requiring reimbursement of Covered Compensation previously paid in cash; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity or equity-based awards; (iii) offsetting the Erroneously Awarded Compensation amount from any compensation otherwise owed by the Company Group to the Covered Executive; (iv) cancelling outstanding vested or unvested equity or equity-based awards; and/or (v) taking any other remedial and recovery action permitted by applicable law. For the avoidance of doubt, except as set forth in Section 2(d), in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation; provided that, to the extent necessary to avoid any adverse tax consequences to the Covered Executive pursuant to Section 409A of the Code, any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A of the Code) shall be made in compliance with Section 409A of the Code.

3.Administration.

(a)This Policy shall be administered by the Committee. All decisions of the Committee shall be final, conclusive, and binding upon the Company Group, the Covered Executives, their beneficiaries, executors, administrators, and any other legal representative. The Committee shall have full power and authority to (i) administer and interpret this Policy; (ii) correct any defect, supply any omission and reconcile any inconsistency in this Policy; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Policy and to comply with applicable law (including Section 10D of the Exchange Act) and applicable stock market or exchange rules and regulations. Notwithstanding anything to the contrary contained herein, to the extent permitted by Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, the Board may, in its sole discretion, at any time and from time to time, administer this Policy in the same manner as the Committee.

(b)The Committee may seek acknowledgment of this Policy from a Covered Executive, as it determines in its sole discretion, in the form attached hereto on Exhibit A; provided, however, failure of the Committee to obtain such acknowledgment shall have no impact on the enforceability of this Policy.

4.Amendment/Termination. Subject to Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, this Policy may be amended or terminated by the Committee at any time. To the extent that any applicable law or stock market or exchange rules or regulations require recovery of Erroneously Awarded Compensation in circumstances in addition to those specified herein, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Erroneously Awarded Compensation to the fullest extent required by such applicable law or stock market or exchange rules and regulations. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities publicly listed on a United States national securities exchange.

5.Interpretation. Notwithstanding anything to the contrary herein, this Policy is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual (and any applicable regulations, administrative interpretations or stock market or exchange rules and regulations adopted in connection therewith). The provisions of this Policy shall be interpreted in a manner that satisfies such requirements and this Policy shall be operated accordingly. If any provision of this Policy would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid such conflict.

6.Other Compensation Clawback/Recoupment Rights. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies, rights, or requirements with respect to the clawback or recoupment of any compensation that may be available to the Company Group pursuant to the terms of any other recoupment or clawback policy of the Company Group that may be in effect from time to time, any provisions in any offer letter, employment agreement, incentive plan or program, equity plan, equity award notice or agreement, or similar plan or agreement, and any other legal remedies available to the Company Group, as well as applicable law, stock market or exchange rules, listing standards, or regulations; provided, however, that any amounts recouped or clawed back under any other policy that would be recoupable under this Policy shall count toward any required clawback or recoupment under this Policy and vice versa.

7. Exempt Compensation. Notwithstanding anything to the contrary herein, the Company has no obligation under this Policy to seek recoupment of amounts paid to a Covered Executive which are granted, vested, or earned based solely upon the occurrence or non-occurrence of nonfinancial events. Such exempt compensation includes, without limitation, base salary, time-vesting awards, compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures or compensation awarded solely at the discretion of the Committee or the Board, provided that such amounts are in no way contingent on, and were not in any way granted on the basis of, the achievement of any Financial Reporting Measure.

8.Miscellaneous.

(a)Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is Received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective.

(b)This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.

(c)The laws of the State of Alabama will govern all questions concerning the construction, validity, and interpretation of this Policy, without regard to its conflict of laws principles, and, where applicable, the laws of the United States.  Any action at law, suit in equity, or other judicial or arbitration proceeding for the enforcement of this Policy shall take place, at the option of the Company (whether or not such proceeding is initiated by the Company), in the State of Alabama, in Jefferson County, Birmingham Division.  The Covered Executive consents to the personal jurisdiction of the state and Federal courts in Jefferson County, Alabama, in any dispute arising from or relating to this Policy.

(d)WITH RESPECT TO ANY CLAIM OR DISPUTE UNDER THIS POLICY, THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY COURT IN ANY ACTION FOR THE ADJUDICATION OF ANY CLAIM OR DISPUTE ARISING UNDER THIS POLICY TO THE FULLEST EXTENT PERMITTED BY LAW.

(e)If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

EXHIBIT A

REGIONS FINANCIAL CORPORATION
FINANCIAL RESTATEMENT COMPENSATION RECOUPMENT POLICY

FORM OF ACKNOWLEDGMENT

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Regions Financial Corporation Financial Restatement Compensation Recoupment Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Form of Acknowledgment (this “Acknowledgment Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgment Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company Group. The undersigned shall not be entitled to (and hereby knowingly, intentionally and voluntarily waives any right to) any indemnification and any advancement of expenses from the Company or any of its subsidiaries (under applicable law, any certificate of incorporation or bylaw or other governing document of the Company or any of its subsidiaries or under any indemnification agreement between the Company or any of its subsidiaries) for any liabilities, losses (including judgments, fines and amounts paid in settlement), damages, expenses or other costs (including attorney's fees) incurred by the undersigned as a result of, or in connection with, any action taken or proceeding commenced by the Company to enforce the Policy, except that the undersigned will be indemnified for the expenses reasonably incurred by him or her with respect to a claim asserted against him or her in connection with the Policy if he or she is successful on the merits in defending such claim in a decision of a court of competent jurisdiction that has become final and is not subject to appeal. In the event of any inconsistency between the Policy and the terms of any employment agreement, offer letter, incentive plan or program, equity award notice or agreement, or similar plan or agreement to which the undersigned is a party, the terms of the Policy shall govern. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner consistent with, the Policy.